                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.   20549


                                    FORM 8-K
                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 1998


                         Calypte Biomedical Corporation
                         ------------------------------
             (Exact name of registrant as specified in its charter)


       Delaware                    000-20985                06-1226727
       --------                    ---------                ----------
    (State or other                (Commission            (I.R.S. Employer
      jurisdiction                 File Number)          Identification No.)
    of incorporation)

                    1440 Fourth Street
                    Berkeley, California                      94710
                    --------------------                      -----
           (Address of principal executive offices)         (Zip Code)

Registrant's telephone number, including area code: (510) 526-2541

                                 NOT APPLICABLE
                                 --------------
         (Former name or former address, if changed since last report)
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ITEM 5. OTHER EVENTS

Calypte Biomedical Corporation is filing this Current Report on Form 8-K to announce that the U.S. Food and Drug Administration has licensed the urine HIV-1 Western Blot test that confirms the presence of antibodies to Human Immunodeficiency Virus Type 1 (HIV-1) in urine samples. The new test is used on samples that are repeatedly reactive in the Calypte HIV-1 urine antibody screening test. The new test completes the only available urine-based HIV test system. Clinical studies have shown this urine diagnostic test system to be a highly accurate alternative to blood testing.

For both health care professionals and patients, urine testing offers important advantages compared to existing blood-based HIV tests. Those advantages include greater ease-of-use for health care workers, strong appeal to consumers and the lower cost of urine collection. According to the National Institutes of Health Fact Sheet on HIV Infection and AIDS, there is no evidence that HIV is spread through urine, thereby significantly reducing risk of infection from collecting and handling specimens. Urine testing eliminates accidental needle sticks and other exposure-related dangers, thus protecting both health care workers and patients.

In addition to the benefits the test offers to the health care system, the urine test system is expected to become an attractive alternative for domestic and international health agencies that do not have access to the funds, personnel or facilities required for blood collection and testing. It is also expected to appeal to many Americans who have avoided being tested in the past because they dislike having their blood drawn. In fact, a recent survey of approximately 1,000 Americans conducted by Market Facts, Inc. showed that one of every two respondents would prefer a urine HIV test over a blood test. Of those respondents, 80 percent cited a fear of needles as their reason for preferring the urine test. There were approximately 60 million HIV tests performed in the United States in 1997.

To determine the specificity of the urine Western Blot, clinical trials were conducted on a low risk population. Blood serum and urine samples were tested and results compared. The results showed that the specificity for this population was 100 percent (515 out of 515).

To determine the sensitivity of the urine Western Blot, clinical trials were conducted on persons known to be HIV-1 antibody positive by blood tests. Serum and urine samples were tested and results compared. The results showed that the sensitivity of the urine Western Blot was 99.7 percent (746 out of 748). The two samples that were urine Western Blot negative were from seropositive individuals that had AIDS and were on anti-retroviral therapy.

In a second study of 391 high-risk individuals of unknown HIV status, 17 were positive by both urine and serum tests (100 percent). However, in three samples the urine Western Blot was positive while the paired serum sample was negative or indeterminate. Calypte scientists believe that these discordant samples in the high-risk group may reflect the unique nature of HIV-1 infection, and point to an important new research direction.

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An article published in the November 1997 issue of Nature Medicine reported on the clinical trial data for the Calypte Biomedical HIV-1 urine EIA (the urine screening test) which tested over 11,000 paired urine and serum specimens in low-risk, high-risk and known HIV-1 seropositive populations. It was revealed that a combination of urine- and blood-based tests detected HIV-1 antibodies with greater sensitivity than can be achieved by either test alone.

Dr. Howard Urnovitz, Calypte's Founder and Chief Science Officer, the leading author of the paper, said: "Finding the HIV-1 antibody in only one part of the body, as we did by testing both urine and blood, suggested to us that HIV infection may be compartmentalized." This speculation was recently confirmed by a multi-center study led by Dr. Ann A. Kiessling, Beth Israel Deaconess Medical Center, Harvard Medical School. "The concept of compartmentalization is important to HIV disease because it emphasizes the need to understand HIV infection in each and every tissue," said Dr. Kiessling. "Urine-positive, serum-negative individuals represent an important group of people who may have limited the virus infection to a few compartments in the body. Understanding the mechanism of compartmentalization is urgently needed in order to design fully effective antiviral treatment strategies."

Another leading HIV scientist, Dr. Emilia Sordillo of St. Luke's-Roosevelt Hospital Center in New York City, participated in the evaluation of the now approved HIV-1 urine test system. During these evaluations, she identified an individual with 46,600 copies/ml of HIV virus in a urine-positive, blood-negative individual. Dr. Sordillo said that, "These unexpected findings suggest the need to test multiple body fluids to help us further define the dynamics of HIV infection."

In addition, Professor Luc Montagnier, a member of Calypte's Scientific Advisory Board and the scientist who first isolated HIV, said, "Distinct reservoirs of HIV coexisting in different tissue compartments could explain the finding that some high-risk individuals have discordant antibody responses in urine and blood. These results on discordant samples provide new insights on how the immune system handles HIV infection. We hope this will assist in the development of new HIV treatments."

The urine Western Blot test has another advantage over blood testing. Western Blots using blood have a higher frequency of indeterminate results. Indeterminate results on a Western Blot test format are results in which it cannot be determined if the patient sample is positive or negative. According to package inserts from two different blood HIV-1 Western Blots manufacturers, indeterminate results for low-risk individuals range from 11 percent to 37 percent. The urine Western Blot results showed only 0.2 percent (1 out of 515) indeterminate in a low-risk population. In a clinical study to compare directly the frequency of indeterminates between blood and urine systems, 109 patients who had serum indeterminate results were chosen. The urine from these 109 seroindeterminate patients was then tested on the urine Western Blot. The urine Western Blot test provided a definitive result of negative in 105 of the 109 seroindeterminate samples. Dr. Toby Gottfried, Calypte's Director of Research and Development, said, "Because the urine

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Western Blot provides such a remarkably low frequency of indeterminate results, this is a clear advantage over blood testing in a laboratory environment."

Cambridge Biotech Corporation manufactures the new urine-based supplemental test under license from Calypte. Cambridge was the first manufacturer to receive a license from the FDA for a blood-based HIV-1 supplemental test more than a decade ago. Like most blood tests, the urine HIV-1 screening test and the urine HIV-1 supplemental test do not detect the actual HIV virus, but the antibodies produced by the body after exposure to the virus.

Bill Boeger, President and Chief Executive Officer of Calypte, said: "While we are all encouraged by the recent drop in AIDS deaths due to the new combination therapies, the HIV-1 infection rate has not declined. To facilitate detection, we need a non-invasive, inexpensive and accurate test for HIV, such as the urine test. Many people who may be at risk for HIV infection have declined testing in the past because of the pain, cost and inconvenience of having their blood drawn. We expect that by making urine HIV-1 testing widely available, many people who have previously declined blood testing will now come forward."

A December 1997 report issued by the World Health Organization and UNAIDS concluded, "Conservative estimates suggest that 9 out of 10 infected people in the world do not know their HIV status. At current estimates, that would suggest there are over 27 million people in the world today who have no idea they are infected."

Commenting on the test system's potential outside the United States, Professor Montagnier cited the benefits of the urine HIV testing system for developing countries. He said that the urine test would provide a unique opportunity for sites that do not have the facilities or personnel to safely and effectively collect and test blood samples. "In my opinion, the urine HIV testing system is highly reliable and readily accepted by the patients," Montagnier stated. "Another potential use of this test would be to use it for urine antibody monitoring, which should allow for better follow up of patients and volunteers in future clinical trials of treatments and vaccines."

Drs. Ron Gray and Maria Wawer, researchers and professors from the Schools of Public Health at Johns Hopkins University and Columbia University, respectively, have also used the urine test in Africa. "We found that the people we were testing were more likely to provide urine samples than blood samples. Overall, the urine HIV test could detect additional infections for the simple reason that more people agreed to provide a sample."

Keith Waterbrook, Director of Health Services at the Jeffrey Goodman Special Care Clinic in Los Angeles, hailed the announcement as an important development in the fight against HIV and AIDS. "We operate the largest gay and lesbian clinic in the country, and every day we take phone calls from people who want to be tested but don't want to have their blood drawn. Now that it's possible to reliably test for HIV-1 infection with a simple urine specimen, we have a new testing option that will be greatly welcomed by many in our community. The urine HIV-1 test will help clinics like ours establish more outreach programs too, because you can eliminate the cost and scheduling difficulties that always arise when you need a trained phlebotomist on site to collect blood."

In the United States, Seradyn, Inc. of Indianapolis will market both the urine HIV-1 screening and supplemental tests. Seradyn sells the screening test under the trade name Sentinel(TM). "Our sales people are reporting tremendous interest in the Sentinel urine HIV test both from STD clinics that want to offer a painless testing option to the public, and from a variety of institutions which have been performing high volumes of blood-based HIV testing routinely," said Seradyn Vice President of Sales and Marketing Tedd Mishkin. "Many of the people seen in settings like STD clinics, prisons and drug rehabilitation facilities, for example, are at high risk for HIV. Not only will the urine HIV test be more acceptable than blood to many of these people, but the ability to do additional testing such as drug screens on the same urine sample could really help these institutions control their testing costs."

Mishkin also stated that his company took an informal poll of family physicians attending the national American Academy of Family Physicians conference in Chicago in September 1997. More than 90 percent of the physicians polled by Seradyn indicated that they felt urine testing would be better tolerated by their patients than blood testing, and that they would prescribe the test for their patients when it was available through their labs.

Statements in this press release that are not historical facts are forward-looking statements, including statements regarding market adoption of the HIV-1 Urine testing systems. Actual results may differ materially from the above forward-looking statements due to a number of important factors, and will be independent upon the company's ability, directly or through third parties, to successfully manufacture and market the HIV-1 Urine testing system. Factors which may impact the company's success are more fully discussed in the company's most recent quarterly report on forms 10-Q and 10-K.

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                                   SIGNATURE
                                   ---------

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.


                                        CALYPTE BIOMEDICAL CORPORATION


Dated: June 9, 1998                     By:  /s/ John J. DiPietro
                                           ----------------------------
                                           John J. DiPietro
                                           Chief Operating Officer,
                                           Vice President of Finance,
                                           Chief Financial Officer and Secretary